Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of January 22, 2020 (the “Effective Date”), by and between Aduro Biotech, a California corporation, with its principal place of business being 740 Heinz Ave, Berkley, CA 94710 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability corporation, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company possesses know-how and proprietary technology related to immunotherapies; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.

Services of Consultant.  Danforth will assist the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A. All Services shall be performed in a workmanlike and professional manner by employees of Consultant having a level of skill commensurate with the requirements of this Agreement. With respect to Services having a specific mutually agreed upon or legal or regulatory deadline, Consultant will use its commercially reasonable efforts to perform the Services hereunder for Aduro in accordance with the applicable schedule.

2.

Compensation for Services.  In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month, invoice the Company for Services rendered, and such invoice will be paid upon thirty (30) days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed one thousand dollars ($1,000) shall be submitted to the Company for its prior written approval. However, the Consultant does not need prior written approval for the expenses incurred traveling from the Consultant’s home to the Company’s office and for hotel and other travel expenses as long as they are in compliance with the Company’s travel policy, which will be provided to the Consultant.

All Danforth invoices and billing matters should be addressed to:

Company Accounts Payable Contact:        Palwasha Talib

ap@aduro.com

510.848.4400

740 Heinz Avenue, Berkeley, CA 94710

All Company payments and billing inquiries should be addressed to:

Danforth Accounting:         Betsy Sherr

bsherr@danforthadvisors.com

(508) 277-0031

Danforth Advisors

PO Box 335

Southborough, MA 01772

3.

Term and Termination.  The term of this Agreement will commence on the Effective Date and will continue until such time as either party has given notice of termination pursuant to this paragraph 3 (the “Term”). This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), immediately upon written notice to the other Party; or (b) without cause upon sixty (60) days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which, if curable, is not cured within thirty (30) days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

4.	Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.

5.

Place of Performance.  Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.

Insurance.  Consultant will obtain and maintain appropriate insurance coverage for its activities under this Agreement in coverage and amounts reasonably acceptable to Aduro, including, but not limited to, comprehensive general liability insurance (bodily injury and property damage) and professional liability insurance NTD: We maintain Error & Omissions insurance but not General Liability.

8.

Confidential Information.  Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, models, financial info, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall be maintained in strict confidence and not be disclosed to any third party without first obtaining the written consent of the Company. Danforth further agrees to Confidential Information, and any part thereof, (i) shall not be disclosed or issued to its affiliates, agents or employees (“Representatives”), except as necessary for the performance of the Services and provided that any such Representative is bound by terms and conditions no less restrictive than those terms and conditions applicable to Danforth under this Agreement and (ii) shall only be used solely for the purposes of performing its obligations under this Agreement. The above provisions of confidentiality shall apply for a period of five (5) years from the expiration or termination of this Agreement.

Nothing herein shall prevent Danforth from reporting possible violations of federal or state law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Danforth does not need the prior authorization of Company to make any such reports or disclosures and is not required to notify Company that it has made such reports or disclosures. In addition, as set forth in 18 U.S.C. s 1833(b), Danforth shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

9.

Intellectual Property.  Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology or substantially similar to the Company’s technology. The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company, and for a period of three (3) months following the termination of any such Services that Danforth performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

10.

Non Solicitation.  All personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company. Each of Danforth and the Company hereby agrees not to solicit, hire or retain the services of the other party for so long as they are employees or contracted agents of the other party and for two (2) years thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to thirty percent (30%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) days following its violation.

11.

Placement Services.  In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to twenty percent (20%) of the employee’s starting annual base salary and target annual bonus. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one (1) year of the date applicant(s) are submitted to the Company. Such payment is due within thirty (30) days of the employee’s start date.

12.

No Implied Warranty.  Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

13.

Indemnification.  Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, the Company shall indemnify and hold harmless Danforth and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Danforth or any of its subcontractors. The Company will endeavor to add Consultant and any applicable subcontractor to its insurance policies as additional insureds. Specifically, William Kachioff and Jeff Rona shall be named as additional insureds under the Company’s Directors and Officers Liability Insurance Policy. Furthermore, during the Term of this Agreement, Company shall maintain a Crime and Cyber Insurance Policy that includes coverage for “Social Engineering” claims and extends coverage to Danforth.

14.

Independent Contractor.  Neither Danforth nor any employee or agent is, nor shall Danforth or any employee or agent be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore neither Danforth nor any employee or agent of Danforth shall be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for (i) payment of all charges and taxes arising from its relationship to the Company as a consultant and (ii) reporting, withholding and paying all applicable payroll taxes of any nature that may be reportable or due on amounts paid to employees under all applicable.

15.

Records.  Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

16.

Notices.  Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Stephen T. Isaacs
Title:	Chairman, President and CEO
Address:	740 Heinz Avenue, Berkeley, CA 94710
Phone:	510.848.4400
E-mail:	sisaacs@aduro.com

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Director
Address:	91 Middle Road Southborough, MA 01772
Phone:	(617) 686-7679
E-mail:	gbeloff@danforthadvisors.com

17.

Assignment and Successors.  This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

18.

Force Majeure.  Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

19.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

20.

Integration; Severability.  This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

21.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

22.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		ADURO BIOTECH

By:	/s/ Gregg Beloff	By:	/s/ Blaine Templeman

Print Name:	Gregg Beloff	Print Name:	Blaine Templeman

Title:	Managing Director	Title:	Chief Administrative Officer

Date:	January 22, 2020	Date:	January 22, 2020

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance and accounting functions which are necessary to support the management and operations of the Company, certain of which are set forth below.

Senior Advisor Services:

•	Participate in longer-term strategic planning process

•	Participate in financing activities, including additional capital raises and/or debt and equity restructurings

•	Oversee the finance and accounting functions, including the Danforth engagement team

•	Board, Audit, Compensation, and Corporate Governance committee meeting preparation, support and attendance

CFO Services:

•	Participate in longer-term strategic planning process

•	Participate in financing activities, including additional capital raises and/or debt and equity restructurings

•	Oversee the finance and accounting functions, including the Danforth engagement team

•	Board, Audit, Compensation, and Corporate Governance committee meeting preparation, support and attendance

•	Provide finance support for operational planning

•	Oversee preparation and review of the Company’s SEC filings and compliance with other regulatory requirements

•	Serve as the Company’s Principal Financial Officer and Principal Financial Officer

•	Certify the Company’s SEC filings

•	Participate in supplier contract negotiation and cost reduction planning

•	Assist with corporate and business development/licensing initiatives

•	Perform financial modeling, planning and analysis

•	Strategic opportunity assessment

•	Stock option plan management

•	Capitalization table management

FEES

Senior Advisor: Jeff Rona	$400/HR

CFO Services: Bill Kachioff	$325/HR

(1)	Consultants can charge 50% of the above hourly rate while traveling to provide the services requested by the Company

Ancillary Services:

SEC Support Services:

As needed and as requested by the Company, Danforth shall provide senior level accounting and finance support, which many include items such as management of an audit, preparation of financial statement for SEC filings, IPO readiness planning, Sarbanes-Oxley implementation, systems implementations, etc.

Risk Management/Internal Control Services/SOX Services:

Provide advisory science companies related to the evaluation, design and testing of internal controls, Sarbanes-Oxley (public company) readiness/compliance, corporate governance and enterprise risk management.

Financial Planning & Analysis Services:

As needed to support ongoing operations or specific strategic and/or financing initiatives, Danforth will provide an FP&A specialist to prepare budgets, forecasts, and/or cost analyses, perform deal analyses, develop financial projections related to strategic alternatives and support investor/analyst communications, and complete other tasks consistent with financial planning and analysis activities.

Technical Accounting Services:

As needed to support the financial and regulatory strategy, Danforth will provide a technical accounting specialist to address technical accounting needs that may arise, including without limitation drafting memos to describe the treatment of complex topics such as revenue recognition and accounting for complex debt and equity instruments.